EXHIBIT 12

                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)

                                              Six Months Ended
                                                       June 30                                      Year Ended December 31
                                          --------------------    --------------------------------------------------------
                                              2002        2001        2001        2000        1999        1998        1997
--------------------------------------    --------    --------    --------    --------    --------    --------    --------
Income from continuing
   operations (a)                         $    446    $  1,095    $  1,418    $  1,785    $    699    $    400    $    245
                                          --------    --------    --------    --------    --------    --------    --------
Add:
   Provision for taxes on
     income (other than foreign
     and gas taxes)                            461         359         172         871         306         204          47
   Interest and debt expense(b)                159         232         411         540         515         576         446
   Portion of lease rentals
     representative of the interest
     factor                                     13          15           7           6          31          36          39
                                          --------    --------    --------    --------    --------    --------    --------
                                               633         606         590       1,417         852         816         532
                                          --------    --------    --------    --------    --------    --------    --------

Earnings before fixed charges             $  1,079    $  1,701    $  2,008    $  3,202    $  1,551    $  1,216    $    777
                                          ========    ========    ========    ========    ========    ========    ========
Fixed charges
   Interest and debt expense
     including capitalized
     interest (b)                         $    163    $    235    $    417    $    543    $    522    $    594    $    462
   Portion of lease rentals
     representative of the interest
     factor                                     13          15           7           6          31          36          39
                                          --------    --------    --------    --------    --------    --------    --------

   Total fixed charges                    $    176    $    250    $    424    $    549    $    553    $    630    $    501
                                          ========    ========    ========    ========    ========    ========    ========

Ratio of earnings to fixed charges            6.13        6.80        4.74        5.83        2.80        1.93        1.55
--------------------------------------    ========    ========    ========    ========    ========    ========    ========

(a) Includes (1) minority interest in net income of majority-owned subsidiaries and partnerships having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.